                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              HARCOR ENERGY, INC.
                                       AT

                              $2.00 NET PER SHARE

                                       BY

                               SENECA WEST CORP.,

                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                          SENECA RESOURCES CORPORATION

                       WHICH IS A WHOLLY OWNED SUBSIDIARY

                                       OF

                           NATIONAL FUEL GAS COMPANY

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
               AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
                   MAY 4, 1998, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF HARCOR ENERGY, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, A NUMBER OF SHARES (AS DEFINED HEREIN), WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY THE PARENT OR THE PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                               TABLE OF CONTENTS

INTRODUCTION........................................................    1
THE TENDER OFFER....................................................    3
   1.   Terms of the Offer..........................................    3
   2.   Acceptance for Payment and Payment for Shares...............    4
   3.   Procedures for Tendering Shares.............................    5
   4.   Withdrawal Rights...........................................    8
   5.   Certain Federal Income Tax Consequences.....................    9
   6.   Price Range of Shares; Dividends............................   10
   7.   Effect of the Offer on the Market for the Shares; Stock
          Quotation; Margin Regulations and Exchange Act
          Registration..............................................   10
   8.   Certain Information Concerning the Company..................   11
   9.   Certain Information Concerning the Purchaser, the Parent and
          National Fuel.............................................   15
  10.   Background of the Offer; Contacts with the Company..........   18
  11.   The Purpose of the Offer and the Merger; Plans for the
          Company...................................................   19
  12.   The Merger Agreement; Confidentiality Agreement.............   21
  13.   Source and Amount of Funds..................................   26
  14.   Certain Conditions of the Offer.............................   26
  15.   Certain Legal Matters.......................................   28
  16.   Fees and Expenses...........................................   29
  17.   Miscellaneous...............................................   30
SCHEDULE I Information Concerning the Directors and Executive
  Officers of National Fuel, the Parent and the Purchaser...........   31

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile), together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or, in lieu of delivering certificates representing such Shares, tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                             ---------------------

                    The Information Agent for the Offer is:

                     CHASEMELLON SHAREHOLDER SERVICES, LLC
                        450 West 33rd Street, 14th Floor
                            New York, New York 10001

                                 (800) 684-8823

To the Holders of Shares of Common Stock
HarCor Energy, Inc.:

                                  INTRODUCTION

     Seneca West Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Seneca Resources Corporation, a Pennsylvania corporation (the "Parent"), hereby offers to purchase all outstanding shares (the "Shares") of the Common Stock, par value $.10 per share (the "Common Stock"), of HarCor Energy, Inc, a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Parent is a wholly owned subsidiary of National Fuel Gas Company ("National Fuel").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Parent will pay all fees and expenses of ChaseMellon Shareholder Services, LLC, as Depositary (the "Depositary"), and as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND THE MERGER AGREEMENT (EACH AS DEFINED BELOW), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read"), the Company's financial advisor, has delivered to the Company Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of SBC Warburg Dillon Read is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). The Company has represented and warranted to the Purchaser and the Parent in the Merger Agreement that, as of March 31, 1998, there were 16,268,387 Shares issued and outstanding, and 1,871,440 Shares were issuable pursuant to warrants granted to third parties and 783,000 Shares were issuable pursuant to options granted under the Company's option plans (as defined in Section 12). However, all (i) outstanding warrants to purchase shares of Common Stock are exerciseable at prices in excess of $2.00 per share, and therefore are not expected to be exercised, and (ii) the Company has represented and warranted to the Purchaser and the Parent that it has taken all action necessary so that all outstanding options and other rights to acquire Shares granted to directors, employees or others under any stock option or purchase plan, program or similar arrangement of the Company, whether or not then exercisable or vested, will be canceled by the Company upon consummation of the Offer. Since all such options are exerciseable at prices in excess of $2.00 per share, none are expected to be exercised. Further, the Company has represented and warranted to the Purchaser and the Parent that all outstanding warrants to purchase Shares will be converted into the right to receive $2.00 cash instead of each Share which would otherwise be purchasable upon the exercise thereof and payment of the exercise price thereunder. Since all warrants have exercise prices in excess of $2.00 per share, none are expected to be exercised. Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or convertible securities convertible into Shares) have been issued since March 31, 1998, if

8,134,194 Shares were validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) pursuant to the terms of the Offer, the Minimum Condition would be satisfied.

     Certain other conditions to consummation of the Offer are described in
Section 14. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer (except that the Minimum Condition may not be waived without the Company's consent). See Section 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by National Fuel, the Purchaser, the Parent, the Company or any wholly owned subsidiary of National Fuel, the Parent or the Company and Shares held by stockholders who perfect their dissenters' rights under Delaware law) will be canceled and converted automatically into the right to receive $2.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 12.

     The Merger Agreement provides that, upon the purchase by the Purchaser of a majority of the Shares pursuant to the Offer and from time to time thereafter, the Parent shall be entitled to designate all members of the Company Board. The current directors of the Company have indicated to the Parent that they intend to resign as directors of the Company as soon as reasonably practicable upon the Purchaser purchasing at least a majority of the outstanding Shares pursuant to the Offer, and the Company shall exercise reasonable efforts to secure the resignations of all directors to enable such Parent designees to be so elected or appointed. Such designees will abstain from any action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by the Parent or the Purchaser. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act, which provides, among other things, for dissemination of information to a company's stockholders.

     Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the stockholders. In such event, the Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the stockholders, in accordance with Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, the Purchaser may extend the Offer for a period of time not to exceed 10 business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, May 4, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, subject to the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, but shall not be obligated, to decline to purchase any of the Shares tendered, delay the acceptance for payment of any Shares or terminate or amend the Offer, subject to the terms of the Merger Agreement. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right, but shall not be obligated, to waive in whole or in part, at any time and from time to time, any or all of such conditions, provided that the Minimum Condition cannot be waived by the Purchaser without the written consent of the Company. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, the Purchaser may extend the Offer, subject to certain conditions as set forth in the Merger Agreement, for a period not to exceed 10 business days if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. See Section 12.

     Pursuant to the Merger Agreement, the Purchaser may not, without the written consent of the Company, (i) decrease or change the form of consideration to be paid in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer (except that the Parent in its sole discretion may waive any of the conditions to the Offer other than the Minimum Condition), or (v) amend any other term or condition of the Offer in a manner adverse to the holders of the Shares. Subject to the terms and conditions of the Offer and the Merger, the Purchaser shall, and the Parent shall cause the Purchaser to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     There can be no assurance that either the Purchaser will, or that the Company will exercise its rights to cause the Purchaser to, extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act; namely, any day other than Saturday, Sunday or a Federal holiday, and consisting of the period of time from 12:01 a.m. through 12:00 midnight Eastern time. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, neither National Fuel, the Parent nor the Purchaser will have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares in accordance with the procedures set forth in Section 4. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TEN-

DERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Securities and Exchange Commission (the "Commission") has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase in consideration.

     The Company has provided the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials are being mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's reasonable discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law.

     Any such delays will be effected in compliance with Rule 14e-l(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing such unpurchased Shares or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, or (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below, in each case prior to the Expiration Date.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") National Market System is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times, depending upon when the foregoing materials are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify, under penalty or perjury, that such TIN is correct and that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy; Distributions. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders then scheduled. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the purchase of the Shares by the Purchaser in accordance with the terms of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. None of National Fuel, the Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 8, 1998.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of National Fuel, the Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawals of tenders of Shares may not be rescinded. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 on or prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of perfected dissenter rights under the DGCL). The discussion applies only to stockholders in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between such stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash in the Merger and the amount of cash received therefor. Generally, gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into cash in the Merger, although if the identity of the separate blocks cannot be determined, the Shares sold or converted must ordinarily be charged first against the earliest purchases. Such gain or loss will be capital gain or loss if the Shares are held as a capital asset by the stockholder, and will be long-term gain or loss if the Shares were held by the stockholder for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). For this purpose, a stockholder's holding period will be computed beginning on the day following the date of purchase of the Shares and ending on the date of sale or the Effective Time of the Merger. Pursuant to the Taxpayer Relief Act of 1997, the maximum rate of federal income tax on long-term capital gains now varies. Capital assets held for at least 12 months but less than 18 months are subject to various tax rates, while capital assets held more than 18 months are subject to a reduced maximum rate, in each instance, subject to a maximum rate of 28%.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are quoted and traded on the Nasdaq National Market under the symbol "HARC." The following table sets forth, for the fiscal quarters indicated, the high and low reported sales prices per Share on the Nasdaq National Market as reported by the Dow Jones News Service.

                                                              HIGH     LOW
                                                              -----   -----
Fiscal Year Ended December 31, 1995:
  First Quarter.............................................  $4.38   $2.88
  Second Quarter............................................  $4.38   $2.75
  Third Quarter.............................................  $3.50   $2.50
  Fourth Quarter............................................  $3.38   $1.88
Fiscal Year Ended December 31, 1996:
  First Quarter.............................................  $5.38   $2.31
  Second Quarter............................................  $5.13   $4.06
  Third Quarter.............................................  $6.25   $4.17
  Fourth Quarter............................................  $6.11   $4.38
Fiscal Year Ended December 31, 1997:
  First Quarter.............................................  $6.88   $4.25
  Second Quarter............................................  $6.56   $5.63
  Third Quarter.............................................  $6.13   $4.56
  Fourth Quarter............................................  $5.25   $1.38
Fiscal Year Ending December 31, 1998:
  First Quarter.............................................  $2.31   $1.28

     On January 22, 1998, the last full trading day prior to the public announcement of the execution by the Parent and the Company of a letter of intent to acquire the Company for consideration of $2 per share, and on March 30, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq was $1.63 and $1.78, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of the Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of any of its capital stock. See Section 12.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market and may be deregistered under Section 12(g) of the Exchange Act. The Parent and the Purchaser intend to cause the removal from quotation and deregistration of the Shares following consummation of the Offer.

     According to Nasdaq's published guidelines, in order for the shares to be eligible for continued inclusion in the Nasdaq National Market, there must continue to be, among other things, at least 750,000 publicly held Shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million. The Company has advised the Purchaser that, as of March 31, 1998, there were 16,268,387 Shares outstanding, held by approximately 1,610 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected.

     If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market, unless, among other things, the number of publicly held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) was less than 500,000, or there were fewer than 300 shareholders of round lots in total. If the Shares are no longer eligible for inclusion in the Nasdaq National Market or the Nasdaq SmallCap Market, the Shares may still be quoted on the OTC Bulletin Board. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing banks to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares might no longer be eligible as collateral for loans made by banks.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as (i) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, (ii) the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and, (iii) the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR REMOVAL OF THE SHARES FROM QUOTATION ON THE NASDAQ NATIONAL MARKET AND FOR TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND/OR TERMINATION ARE MET. IF EXCHANGE ACT REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither National Fuel, the Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information, but which are unknown to National Fuel, the Parent or the Purchaser.

     The Company is a Delaware corporation and its principal executive offices are located at Five Post Oak Park, Suite 2220, Houston, Texas 77027.

     The Company is an independent oil and gas company engaged in the acquisition, exploitation and exploration of onshore oil and gas properties located in the United States. Formerly named Pangea Petroleum Company, the Company was organized as a California corporation in 1976, but did not conduct significant operations until after May 1980. In 1987, control was shifted to a group including its current chairman, the jurisdiction of incorporation was changed from California to Delaware, and the Company changed its name from Pangea Petroleum Company to its present name. The Company's proved reserves have grown from approximately 0.5 million barrels of oil equivalent ("MMBOE") at January 1, 1987 to approximately 25.6 MMBOE at January 1, 1998. Following the Company's sale of its non-California properties in February 1998 for approximately $12.8 million in cash (plus an additional cash amount of approximately $700,000, to be based upon the determination of reserves for a recently completed well), the Company's principal reserves and producing properties are now located in the San Joaquin Basin of California. Based on the estimates of independent petroleum engineers as of January 1, 1998, the Company had total proved reserves of approximately 25.6 MMBOE consisting of 11.5 million barrels of crude oil and natural gas liquids and 84.4 billion cubic feet of natural gas, including 1.6 million barrels of crude oil and 9.7 billion cubic feet of natural gas attributable to the non-California properties. The Company's estimate at that time of future net cash flows before income taxes from its total proved reserves, or the pre-tax SEC 10% present value at January 1, 1998, was approximately $95.4 million, approximately $13.8 million of which was attributable to net proved reserves attributable to the non-California properties. The above net cash flows include the Company's ownership of a 75% interest in a 22 million cubic feet per day gas processing and fractionation plant in the San Joaquin Basin which processes the natural gas produced in the San Joaquin Basin by the Company and certain third parties.

     Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1997 Annual Report on Form 10-K, filed with the Commission pursuant to the Exchange Act. More comprehensive information concerning the Company is included in such report and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents may be inspected and copies may be obtained from the Commission and the Nasdaq in the manner set forth below.

                             HARCOR ENERGY COMPANY

               SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     AT DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
Total Revenues:.............................................  $21,946    $31,622    $22,595
Total Costs and Expenses:...................................   26,680     31,285     25,325
Income (loss) before provision for income taxes
  and extraordinary item....................................   (4,733)       337     (2,730)
Net operating income (loss) before
  extraordinary item........................................   (4,733)       337     (2,730)
Extraordinary Item
  Loss on early extinguishment of debt......................       --     (2,135)    (1,888)
  Net Loss..................................................   (4,733)    (1,798)    (4,618)
Net Loss Applicable to Common Stockholders..................   (4,793)    (2,259)    (7,765)
Net Loss Per Common Share Before Extraordinary Item.........      n/a       (.01)      (.74)
Net Loss Per Common Share After Development Costs
  Extraordinary Item........................................     (.30)      (.20)      (.98)

                             HARCOR ENERGY COMPANY

                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                     ASSETS

                                                                     AT DECEMBER 31,
                                                              ------------------------------
                                                               1997        1996       1995
                                                              -------    --------    -------
CURRENT ASSETS
  Cash and Cash Investments.................................  $ 1,144    $  1,593    $12,204
  Accounts Receivable.......................................    4,111       8,894      3,830
  Prepaids and Others.......................................      169         186        283
                                                              -------    --------    -------
  Total Current Assets......................................    5,424      10,673     16,317
                                                              =======    ========    =======
PROPERTY AND EQUIPMENT
  Unproved oil and gas properties...........................    4,403       4,080      5,040
  Proved oil and gas properties:
     Leasehold Costs........................................   57,875      56,935     54,794
     Plant, lease and well..................................   22,262      19,195     16,858
     Intangible Development.................................   34,659      28,918     18,547
  Furniture and Equipment...................................      397         374        256
  Less -- accumulated depletion, depreciation and
     amortization...........................................  (34,121)    (28,876)   (22,648)
  Net property, plant and equipment.........................   85,475      80,626     72,847
OTHER ASSETS................................................    2,629       3,328      5,067
                                                              -------    --------    -------
          Total Assets......................................  $93,528    $ 94,627    $94,231
                                                              =======    ========    =======

                            LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Total Current Liabilities.................................  $10,008    $ 10,734    $14,992
LONG-TERM DEBT:
  Long-Term Bank Debt.......................................    4,505       1,700      5,600
  14 7/8% Senior Secured Notes..............................   52,638      52,400     63,109
STOCKHOLDERS' EQUITY:
  Total Stockholders' Equity................................   26,377      29,793     10,215

     The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants, including the Company, that file electronically with the Commission. Reports, proxy statements and other information concerning the Company should also be on file at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, THE PARENT AND NATIONAL FUEL.

     The Purchaser. The Purchaser is a newly formed Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of the Purchaser are located at 1201 Louisiana, Suite 400, Houston, Texas 77002. The Purchaser is a wholly owned subsidiary of the Parent, which in turn is a wholly owned subsidiary of National Fuel.

     The Parent. The Parent is a corporation organized under the laws of Pennsylvania, and its principal executive offices are located at 1201 Louisiana, Suite 400, Houston, Texas 77002. The Parent is engaged in the exploration for and the development and purchase of, natural gas and oil reserves in the Gulf Coast of Texas and Louisiana, in California and in the Appalachian Region of the United States.

     National Fuel. National Fuel is a registered holding company under the Public Utility Holding Company Act of 1935, as amended, organized under the laws of the state of New Jersey, and its principal executive offices are located at 10 Lafayette Square, Buffalo, New York 14203.

     National Fuel's $2.1 billion in assets is distributed among four business segments: utility, pipeline and storage, exploration and production and other nonregulated activities. Utility operations sell or transport natural gas to nearly 732,500 customers in western New York and northwestern Pennsylvania. Major areas served include Buffalo, Niagara Falls and Jamestown in New York and Erie and Sharon in Pennsylvania. These operations are regulated by a state Commission in each state. Pipeline and storage operations transport and store natural gas for National Fuel's local distribution areas, as well as for utilities, pipelines and other companies in the growing markets of the northeastern United States. These operations own and operate a 3,241 mile pipeline network that extends from southwestern Pennsylvania to the Canadian gateway at Niagara Falls. The subsidiary operating in this segment also owns and operates 30 underground natural gas storage areas and is co-owner and operator of four others. Most of its operations are regulated by the Federal Energy Regulatory Commission. Exploration and production operations of National Fuels are conducted principally through the Parent. Other nonregulated activities include the marketing and brokering of natural gas for utilities and retail customers; foreign and domestic energy related investment opportunities, including wholesale generation of electricity; the operation of a sawmill and kiln at Kane, Pennsylvania where timber is processed from north central Pennsylvania; and a subsidiary which, with other unaffiliated companies, operates market center hubs and electronic trading platforms throughout North America, involving the transportation, storage, purchase, sale, exchange, borrowing or lending of natural gas.

     Set forth below is certain selected consolidated financial information with respect to National Fuel and its subsidiaries for the three month periods ended December 31, 1997 and 1996 and the fiscal years ended

September 30, 1997, 1996 and 1995. Such financial information has been taken from the periodic reports and other documents filed by National Fuel with the Commission. More comprehensive information concerning National Fuel is included in such reports and other documents filed by National Fuel with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission and the New York Stock Exchange in the manner set forth below.

                           NATIONAL FUEL GAS COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
        (IN THOUSANDS, EXCEPT OUTSTANDING SHARES AND PER SHARE AMOUNTS)

                                        THREE MONTHS
                                     ENDED DECEMBER 31,              YEAR ENDED SEPTEMBER 30,
                                  -------------------------   ---------------------------------------
                                     1997          1996          1997          1996          1995
                                  -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
INCOME STATEMENT DATA:
  Operating Revenues............  $   371,021   $   363,492   $ 1,265,812   $ 1,208,017   $   975,496
  Operating Income..............       51,573        52,153       168,303       157,446       124,399
  Net Income Available for
     Common Stock...............       36,827        38,590       114,688       104,671        75,894
  Earnings Per Common Share.....          .96          1.02          3.01          2.78          2.03
  Weighted Average Common Shares
     Outstanding................   38,197,757    37,952,194    38,083,514    37,613,305    37,396,875

                                                        AT DECEMBER 31,         AT SEPTEMBER 30,
                                                      --------------------   -----------------------
                                                                                1997         1996
                                                          (UNAUDITED)        ----------   ----------
BALANCE SHEET DATA:
  Property Plant and Equipment......................       $2,775,126        $2,688,478   $2,471,063
  Current Assets....................................          327,250           208,667      220,981
  Total Assets......................................        2,427,695         2,267,331    2,149,772
  Long-Term Debt, Net of Current Portion............          586,273           581,640      574,000
  Total Common Stock Equity.........................          934,639           913,704      855,998

     National Fuel is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning National Fuel's directors and officers, their remuneration, stock options granted to them, the principal holders of National Fuel's securities, any material interests of such persons in transactions with National Fuel and other matters is required to be disclosed in proxy statements distributed to National Fuel's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8, except that National Fuel's common stock is traded on the New York Stock Exchange, and reports, proxy statements and other information concerning National Fuel should also be on file at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of National Fuel, the Purchaser and the Parent are set forth in
Schedule I hereto.

     None of National Fuel, the Parent or the Purchaser, or, to the knowledge of National Fuel, the Parent or the Purchaser, any of the persons listed in
Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither National Fuel, the Parent nor the Purchaser, nor, to the knowledge of National Fuel, the Parent and the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of National Fuel, the Parent or the Purchaser, or, to the knowledge of National Fuel, the Parent and the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of National Fuel, the Parent or the Purchaser, or, to the knowledge of National Fuel, the

Parent and the Purchaser, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between National Fuel, the Parent or the Purchaser, or their respective subsidiaries, or, to the knowledge of National Fuel, the Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In March 1997, the Parent was contacted by a representative of SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read") to determine the Parent's interest in acquiring the Company. Following the execution of a confidentiality agreement dated March 17, 1997, the Parent received an information memorandum concerning the business and operations of the Company. The Parent subsequently learned that the Company's non-California properties would be sold as a separate package.

     On May 8, 1997, six of the Parent's personnel visited the Company's data room in Bakersfield, California to learn more about the Company's California properties. Francis Roth, the Company's President and Chief Operating Officer, made a joint presentation with Robert Shore, the Chief Executive Officer of Bakersfield Energy Resources ("Bakersfield"), the operator of the Company's California properties. Following the first day of data room presentations and initial due diligence review, a field tour of the Company's properties was conducted on the second day.

     Throughout the last week of May, 1997, representatives of SBC Warburg Dillon Read and the Parent discussed broad aspects of a possible transaction for the California properties, but on June 2, 1997, the Parent advised SBC Warburg Dillon Read that it would not make a cash offer.

     On July 25, 1997, the Parent made an offer to acquire only the 25% interest in the California properties held by Bakersfield. A condition of such offer was that the Company consent to the appointment of the Parent as operator of the property. This consent was a material part of the Parent's offer, as the joint operating agreement between the Company and Bakersfield required operatorship of the California properties to automatically revert to the Company in the event that Bakersfield sold its interest. The Parent indicated to SBC Warburg Dillon Read that it had no intention at that time to make a separate offer for all the shares of the Company. Ultimately, Bakersfield did not accept the Parent offer for its 25% interest in the California properties.

     Representatives of SBC Warburg Dillon Read continued to contact the Parent through the summer. Apparently in response to numerous investor inquiries, on October 23, 1997, the Company issued a press release confirming the status of the ongoing sales process. On November 14, 1997, as part of its third quarter earnings press release, the Company announced that it had bifurcated the sales process during the second quarter for its California properties and non-California properties as separate packages and provided an update on its waterflood program and recent successful drilling on its California properties. Shortly thereafter, representatives of SBC Warburg Dillon Read encouraged the Parent to make an offer.

     On December 4, 1997, the Parent verbally indicated an interest in the Company to SBC Warburg Dillon Read. A meeting was held in Houston at the Company's office on December 5, 1997, attended by James Beck, President of the Parent, and John McKnight, Vice President-Land and Legal of the Parent, two representatives of SBC Warburg Dillon Read and Mark Harrington, Francis Roth and Gary Peck of the Company. At that meeting, Mr. Beck expressed the Parent's desire to purchase the Company, without its non-California properties, but contingent upon a simultaneous purchase of Bakersfield's 25% interest in the California properties. A valuation in a range from 700,000 to 800,000 shares of stock in National Fuel was discussed as consideration for the Company's interest. (National Fuel common stock is listed on The New York Stock Exchange and traded at approximately $46.00 per share during this time period.) Such consideration would be further increased by the retention by the Company of the net proceeds from the sale of the Company's non-California properties. Without accepting the valuation range, the Parent's representatives indicated a desire to structure any acquisition as a pooling-of-interests.

     On December 12, 1997, Mr. Beck and Mr. McKnight again met with Messrs. Harrington, Roth and Peck. Philip Ackerman, Senior Vice President of National Fuel, also participated in the meeting. Separately, the Parent delivered a written proposal to purchase all the shares of the Company in exchange for 550,000 shares of National Fuel common stock, after the sale of the non-California properties was closed and the proceeds were distributed to the Company's stockholders. The proposal provided, among other things, for a concurrent acquisition of the Bakersfield 25% interest in the California properties.

     The Parent subsequently withdrew that proposal, and on December 17, 1997, delivered a second proposal that removed the Bakersfield acquisition contingency and adjusted for the Company's net debt levels. The number of shares of National Fuel stock being offered under this proposal, however, was decreased to 200,000 shares, with the proviso that if the proceeds of the non-California properties sale were not distributed to the Company's stockholders, additional National Fuel shares would be issued.

     Upon learning that the December 17 proposal was unacceptable, on December 19, 1997, the Parent delivered a revised proposal which increased the proposed purchase price to 550,000 shares of National Fuel stock, plus additional shares to be issued for the proceeds from the Company's non-California properties sales; however, this proposal still contained a requirement of a pooling-of-interests, which the Company advised was unattainable. Several of the other previous contingencies found unacceptable to the Company, however, had been removed.

     On December 29, 1997, following extensive discussions among the parties, a fourth proposal was delivered for $5.0 million in cash plus 200,000 shares of National Fuel stock, with additional shares to be issued for the proceeds of the sale of the Company's non-California properties.

     Following intensive negotiations between the parties, on January 22, 1998, the Parent submitted a written letter of intent to the Company proposing to acquire all of the shares at a price $2.00 per share, (total cash consideration of $32,536,000) subject to execution of a definitive agreement, the delivery to the Parent of an audit of the Company's financial statements for the year ending December 31, 1997 to be performed by Arthur Andersen L.L.P. that revealed no previously undisclosed material adverse information, that the Company must be free of debt and other liabilities except disclosed and scheduled amounts, that $13.2 million in proceeds be received from the sale of the Company's non-California properties, that there shall be no material adverse change in the Company's business, and satisfactory completion of a due diligence review of the Company and other conditions. The Company executed the Parent's letter of intent on January 23, 1998, and issued a press release announcing such development.

     During the weeks following execution of the letter of intent, various due diligence meetings and conference calls were conducted between the Parent, the Company and their respective advisors, and representatives of the Parent conducted on-site reviews of the Company's operations in Bakersfield, California. Extensive negotiations were also conducted during this period with respect to the Merger Agreement and several revised drafts were exchanged.

     On March 31, 1998, the respective boards of directors of the Parent and the Purchaser, aware that the board of directors of the Company had approved the Merger Agreement and the transactions contemplated thereby, likewise approved the Merger Agreement and the transactions contemplated thereby. The parties executed the Merger Agreement and issued a joint press release announcing the transaction immediately thereafter. A copy of the press release has been filed with the Commission as an exhibit to the Schedule 14D-1 of the Parent and the Purchaser (the "Schedule 14D-1"). On April 6, 1998, the Purchaser and the Parent commenced the Offer.

11. THE PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     General. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of the Parent.

     The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Company Board and generally by the holders of a majority of the Company's outstanding voting securities. The Company Board has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; consequently, the only additional action of the Company that may be necessary to effect the merger is approval by such stockholders if the "short-form" merger procedure described below is not available.

     Plans for the Company. It is currently expected that, following consummation of the Offer, initially the business and the operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company, at the discretion of the Company Board which will consist of the Parent's representatives, substantially as they are currently being conducted with such changes as deemed appropriate by such Board. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with the Parent's businesses. It is expected that the business and operations of the Company would form an important part of the Parent's future business plans.

     Except as indicated in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

     The Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares beneficially acquired by the Parent and the Purchaser.

     The Merger. In general, under the DGCL and the Company's certificate of incorporation, the Merger requires the approval of the Company Board and the approval by the holders of a majority of all outstanding Shares.

     If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), the Purchaser would have sufficient voting power to effect the Merger without the vote of any other stockholders.

     Further, the DGCL provides that if the parent corporation owns 90% or more of each class of outstanding shares of a Delaware subsidiary, the Delaware subsidiary may be the surviving corporation of a merger with its parent corporation upon a majority vote of each corporation's entire board of directors, without action or vote by the stockholders of either corporation. Accordingly, if the Purchaser acquires at least 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Purchaser has agreed that it will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition. If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer time may be required to effect the Merger because a vote or the consent of the Company' s stockholders would be required under the DGCL.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

12. THE MERGER AGREEMENT; CONFIDENTIALITY AGREEMENT.

     THE MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning given to them in the Merger Agreement.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the Expiration Date, a number of Shares which, together with any Shares beneficially owned by the Parent and the Purchaser, represent a majority of the outstanding Shares, and the Parent not having received notice from holders of more than 5% of the Shares that such holders have exercised or intend to exercise their appraisal rights under the DGCL. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease or change the form of consideration to be paid in the Offer, reduce the maximum number of Shares to be purchased in the Offer or the Minimum Condition, impose additional conditions to the Offer, change the conditions of the Offer (except that the Parent in its sole discretion may waive any of the conditions to the Offer other than the Minimum Condition), or amend any other term or condition of the Offer in a manner adverse to the holders of Shares. In the event that all conditions of the Offer have not been satisfied or waived by the Expiration Date, May 4, 1998, the Purchaser may terminate the Offer and the Merger Agreement. Notwithstanding that all conditions are satisfied or waived prior to the scheduled Expiration Date, the Purchaser may extend the Offer, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as practicable after expiration of the Offer.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, as soon as practicable, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of the Parent.

     The respective obligations of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the consummation of the Merger; (iii) all material filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities or third parties in connection with the Merger and the consummation of the other transactions contemplated by the Merger Agreement shall have been made or obtained, as the case may be; and (iv) the Purchaser shall have purchased Shares pursuant to the Offer.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company, any Shares owned by the Parent or any wholly owned subsidiary of the Parent or any of their respective affiliates, or any Shares which are held by stockholders exercising dissenters' rights, if any, under Delaware law) will be converted into the right to receive the Merger Consideration, and (ii) each issued and outstanding share of capital stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Company Board. The Merger Agreement provides that upon the purchase and payment by the Parent or the Purchaser of Shares representing at least a majority of the outstanding Shares, the Parent shall be entitled to designate all members of the Company Board. The current directors of the Company have indicated to the Parent that they intend to resign as directors of the Company as soon as reasonably practicable upon the Purchaser purchasing at least a majority of the outstanding Shares pursuant to the Offer, and the Company shall exercise reasonable efforts to secure the resignations of all directors to enable such Parent designees to be so elected or appointed. Such designees will abstain from any action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by the Parent or the Purchaser. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act, which provides, among other things, for dissemination of information to a company's stockholders.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting"') as soon as reasonably practicable following the purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and include in any preliminary or definitive proxy statement or information statement with respect to the Special Meeting (the "Proxy Statement"), the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby; and (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Parent and the Purchaser, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and (B) obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. The Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholders vote in favor of the Merger.

     The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the then outstanding Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as practicable after such acquisition, without a meeting of the stockholders of the Company. See Section 11.

     Options and Warrants. The Company has represented and warranted to the Purchaser and the Parent in the Merger Agreement that it has taken all action necessary so that all outstanding options and other rights to acquire Shares granted to directors, employees or others under any stock option or purchase plan, program or similar arrangement of the Company, whether or not then exercisable or vested, will be canceled by the Company upon consummation of the Offer. The holders thereof shall be entitled to receive, for each Share, in settlement and cancellation thereof, an amount in cash equal to the positive difference, if any, between the per Share Merger Consideration and the exercise price per share of such option. Since all such options have exercise prices in excess of $2.00 per share, none are expected be exercised. The Company has represented and warranted to the Purchaser and the Parent that all outstanding warrants to purchase Shares will be converted into the right to receive $2.00 cash instead of each Share which would otherwise be purchasable by the holder of the warrant upon the exercise thereof and payment of the warrant exercise price thereunder. Since all warrants have exercise prices in excess of $2.00 per share, none are expected to be exercised.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to in writing by the Parent, prior to the Effective Time, the Company shall (a) use all commercially reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice; (b) not amend its certificate of incorporation or bylaws or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect to its capital stock; or acquire, directly or indirectly, any of its capital stock; (c) not issue, grant, sell or pledge or agree or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than Shares issuable upon the exercise of stock options; (d) not acquire, sell, transfer or lease any assets except in the ordinary course of business and consistent with past practice or encumber any assets of the Company; (e) use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees; provided, however, that to satisfy the foregoing obligation, the Company shall not be required to make any payments other than those agreed to with the Parent or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business and consistent with past practice; (f) not adopt a plan of complete or partial liquidation or adopt resolutions provided for the complete or partial liquidation, consolidation, merger, restructuring or recapitalization of the Company; (g) not grant any severance or termination pay (otherwise than pursuant to policies or contracts in effect on the date of the Merger Agreement) to, or enter into any employment agreement with, any of its executive officers or directors; (h) not increase the compensation payable or to become payable to its officers or employees, enter into any contract or other binding commitment in respect of any such increase with any of its directors, or officers or other employees, and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement), except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Company Benefit Plan as of the date of the Merger Agreement; (i) not settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms; (j) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the Commission or the Financial Accounting Standards Board; (k) not make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Parent, except in the ordinary course of business; (l) confer at such times as the Parent may reasonably request with one or more representatives of the Parent to report material operational matters and the general status of ongoing operations (in each case to the extent the Parent reasonably requires such information) and to consult with the Parent regarding material operational decisions; (m) not (i) enter into any loan or credit agreement, or incur any indebtedness (other than borrowings under its existing credit agreement for the purpose of paying fees and severance payments disclosed pursuant to the Merger Agreement and expenses incurred in connection with the transactions contemplated thereunder) or guarantee any indebtedness or amend any existing loan or credit agreement, (ii) make or enter into any agreement or contract for capital expenditures, except for capital expenditures required to be made under the Company's joint operating agreements and other expenditures on the Company's existing properties up to $25,000 per expenditure or $100,000 in the aggregate or (iii) enter into any agreement or contract outside the ordinary course of business of the Company;
(n) not adjust, split, combine or reclassify its capital stock; (o) not enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; (p) not enter into any derivative instruments; and
(q) not authorize or enter into any agreement to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company shall not, and shall use its best efforts to cause its officers, directors, employees, attorneys, accountants, financial advisors, agents or other representatives not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, the acquisition of all or a significant part of the business and properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise with a third party other than the Parent (an "Acquisition Proposal"), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any of the officers, directors, employees or agents or representatives of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action. The Company shall as promptly as practicable notify the Parent of all relevant terms of any such inquiries or proposals received by the Company and, if such inquiry or proposal is in writing, the Company shall as promptly as practicable deliver or cause to be delivered to the Parent a copy of such inquiry or proposal. The foregoing is not intended to prohibit the Company Board from (a) furnishing information to, or entering into discussions or negotiations with, any persons or entities in connection with an unsolicited bona fide proposal in connection with an Acquisition Proposal if, and only to the extent that (i) such unsolicited bona fide proposal is on terms that the Company Board determines it cannot reject, based on applicable fiduciary duties and the advice of outside counsel (except with respect to furnishing information) and for which financing to the extent required is then committed, and (ii) prior to furnishing such information to or entering into discussions or negotiations with, such person or entity the Company provides written notice to the Parent to the effect that it is furnishing information to or entering into discussions or negotiations with, such person or entity; or (b) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (a) by mutual written consent of the Company and the Parent; (b) by either the Company or the Parent, if the Effective Time shall not have occurred on or before 120 days from the date of the Merger Agreement; provided, that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose misrepresentation in the Merger Agreement or whose failure to perform any of the covenants and agreements or to satisfy an obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (c) by either the Company or the Parent, if any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by the Merger Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of the Merger Agreement which prohibits the consummation of the Offer or the Merger shall be in effect; (d) by the Company, if (i) the Parent fails to commence the Offer within five business days of the public announcement of the execution of the Merger Agreement, (ii) the Offer expires or is terminated without any Shares being purchased thereunder or (iii) the Parent fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or the Merger Agreement; (e) by the Parent, if (i) the Offer is not commenced within five business days of the public announcement of the execution of the Merger Agreement directly as a result of actions or inaction by the Company or (ii) the Offer is terminated or expires as a result of the failure of a condition specified in Section 14 of this Offer to Purchase or on the expiration of the Offer without the purchase of any Shares thereunder, unless such termination or expiration has been caused by or resulted from the failure of the Parent or the Purchaser to perform any covenants and agreements of the Parent or the Purchaser contained in the Merger Agreement; (f) prior to the consummation of the Offer, by the Parent, if the Company Board withdraws or modifies in a manner materially adverse to the Parent or the Purchaser its favorable recommendation of the Offer or the Merger or shall have recommended any Acquisition Proposal with a party other than the Parent or any of its affiliates; (g) by the Company, if the Merger Agreement is not adopted or, unless the Merger is consummated without a meeting of stockholders, the Merger is not approved at the Company's stockholders meeting by the holders of a majority of the outstanding Shares; (h) by the Parent, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Company, which is incurable or which is not cured after 30 days' written notice by the Parent to the Company; (i) by the Company, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of either of the Parent or the Purchaser, which is incurable or which is not cured after 30 days' written notice by the Company to the Parent; or (j) by the Company, if (i) as provided in the Merger Agreement, an unsolicited bona fide proposal is received from any Person and is on terms that the Company Board determines it cannot reject, based on applicable fiduciary duties and the advice of outside counsel and for which financing to the extent required is then committed, the Company Board shall withdraw, modify or change its approval or recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing or (ii) any Person or group of Persons shall have made an Acquisition Proposal the acceptance of which the Company Board determines, after consultation with outside counsel and after the Company Board has satisfied itself that the financing for the Acquisition Proposal has been committed, is required to comply with its fiduciary duties under applicable law.

     In the event that (i) prior to the consummation of the Offer, the Company Board terminates the Merger Agreement pursuant to clause (j) of the preceding paragraph or the Parent terminates the Merger Agreement pursuant to clause (f) of the preceding paragraph and (ii) as a result thereof, the Parent shall have terminated the Offer, allowed the Offer to expire without purchasing any Shares thereunder or failed to commence the Offer in accordance with the terms thereof and (iii) the Company enters into a definitive agreement relating to an Acquisition Proposal or a business combination or other transaction contemplated by such Acquisition Proposal shall have been consummated within 12 months following such termination, then the Company shall thereupon pay to the Parent a fee of $1,000,000 in cash, payable in same day funds.

     Indemnification. Pursuant to the Merger Agreement, for six years after the Effective Time, the Parent and the Surviving Corporation will indemnify the present and former officers and directors of the Company with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Delaware law, the terms of the Company's charter, by-laws and indemnification agreements, each as in effect as of the date of the Merger Agreement.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, need for consents or approvals, public filings, conduct of business, employee benefit plans, employment matters, compliance with laws, tax matters, insurance, litigation, title to properties, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, information to be contained in the Proxy Statement and the opinion of its financial advisor.

     Pursuant to the Merger Agreement, the Parent and the Purchaser have made substantially similar representations and warranties as to their organization, authority, need for consents or approvals and information to be contained in the Proxy Statement.

     CONFIDENTIALITY AGREEMENT. Pursuant to the Confidentiality Agreement entered into as of March 17, 1997 by the Parent and the Company's financial advisor, on behalf of the Company (the "Confidentiality Agreement"), the Company and the Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding a possible transaction and for the delivery of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the Commission as an exhibit to the Schedule 14D-1. The Parent further agreed that, for a period of two years from the date of the Confidentiality Agreement, the Parent would not, as a result of knowledge or information obtained from the Confidential Information (as defined therein) employ or attempt to employ any employee of the Company.

13. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger, repay outstanding indebtedness and pay the costs and expenses related to the Offer and the Merger is estimated to be approximately $90 million. The Parent and the Purchaser intend to obtain all funds required in connection with the Offer and the Merger from National Fuel in accordance with existing cash management and intercompany loan procedures established by National Fuel.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend the Offer under certain circumstances (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, purchase or pay for, and may delay the acceptance for payment of or, subject to the applicable rules and regulations of the Commission, payment for, any Shares tendered pursuant to the Offer, may amend the Offer as to any Shares not then accepted for payment and may terminate the Offer and not accept for payment any Shares, if (i) the Minimum Condition has not been satisfied or (ii) at any time on or after the date of execution of the Merger Agreement and before the time of acceptance of Shares pursuant to the Offer, any of the following events shall have occurred:

          (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or other proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction with the United States, which would reasonably be expected to have the effect of:
     (i) making illegal, materially delaying or otherwise restraining or prohibiting the Offer or the Merger or the acquisition by the Parent or the Purchaser of any Shares; (ii) prohibiting or materially limiting the ownership or operation by the Parent, the Purchaser or their respective affiliates of any material portion of their business or assets or those of the Company or compelling the Parent or the Purchaser to dispose of or hold separate all or any material portion of their business or assets or those of the Company, in each case as a result of the transactions contemplated by the Merger Agreement; (iii) imposing material limitations on the ability of the Parent or any of its affiliates to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by them on all matters properly presented to the stockholders of the Company; or (iv) preventing the Parent or any of its affiliates from acquiring, or to require divestiture by the Parent or any of its affiliates of, any Shares; or

          (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement or any escalation of a war, material armed hostilities or any other material international or national calamity involving the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer; a material acceleration or worsening thereof; or

          (c) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Parent or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Shares; or

          (d) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement (which breach, if curable, has not been cured within 30 days following receipt of written notice thereof by the Parent specifying in detail the basis of such alleged breach), or any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not have been true and correct and any such representation and warranty that is not so qualified shall not have been true and correct in any material respect, except (i) for changes specifically permitted or contemplated by the Merger Agreement and (ii) those representations and warranties that address matters only as to a particular date which are true and correct as of such date; or

          (e) the Merger Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination or amendment of the Offer; or

          (f) the Company Board shall have modified or amended in any manner materially adverse to the Parent or the Purchaser or shall have withdrawn its recommendation of the Offer or the Merger, or shall have resolved to do any of the foregoing; or

          (g) the Parent shall not have received notice from the holder or holders of more than 5%, on a fully diluted basis of the Shares issued and outstanding on the record date for the determination of stockholders entitled to vote on the Merger, that such holders have exercised or intend to exercise their appraisal rights under the DGCL; or

          (h) the Company shall not have received at least $12,789,000 (including all material purchase price adjustments) in immediately available funds from the sale of the Company's non-California oil and gas assets and shall be entitled to receive an additional amount in immediately available funds determined under the Company's agreement with Penroc Oil Company ("Penroc") dated January 15, 1998 for the sale of the Beaurline No. 9 well, Beaurline/McAllen Ranch Area, South Texas and its pooled or allocated producing unit (the "Well") as follows: if the Well is restored by sidetrack or redrill or associated operations, an agreed amount equal to the present value of the future production from the Well discounted at 10%, as determined by Ryder Scott Company (the "New Reserve Evaluation"), with payment to be made ten business days after Penroc's receipt of the New Reserve Evaluation; or

          (i) the Company shall have completed and delivered to the Parent an audit of the Company's financial statements for the fiscal year ended December 31, 1997, to be performed by the accounting firm of Arthur Anderson LLP, which reveals material adverse information not previously disclosed in writing to the Parent, or a material variance from the written or printed disclosures furnished by the Company or its representatives and used by the Parent in its economic models; or

          (j) there shall have occurred any event, change, effect or development having a Material Adverse Effect on the Company;

which, in the good faith judgment or Parent makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of the Parent and the Purchaser and, subject to the Merger Agreement, may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or the Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and the Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Company Board has unanimously approved the Offer, the Merger and the Merger Agreement for the purposes of Section 203 of the DGCL. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Except as described above with respect to Section 203 of the DGCL, the Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     The Company currently conducts business in California. Neither the Parent nor the Purchaser knows whether any California takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither the Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to injunctions and certain governmental actions.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 13 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     Except as set forth below, neither National Fuel, the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Purchaser has retained ChaseMellon Shareholder Services, LLC to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     In addition, ChaseMellon Shareholder Services, LLC, which acts as transfer agent and registrar for the Company, has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser may (except as described in Section 15 with respect to state takeover laws), in its sole discretion, make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF NATIONAL FUEL, THE PARENT, THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NATIONAL FUEL, THE PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     National Fuel, the Parent and the Purchaser have filed with the Commission a Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          SENECA WEST CORP.

April 6, 1998

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
            OFFICERS OF NATIONAL FUEL, THE PARENT AND THE PURCHASER

     1. Directors and Executive Officers of National Fuel. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the National Fuel. Unless otherwise indicated, each person identified below is a U.S. citizen employed by the National Fuel. The principal address of the National Fuel and, unless otherwise indicated below, the current business address for each individual listed below is 10 Lafayette Square, Buffalo, New York 14203. Directors are identified by an asterisk.

          NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          ----------------                  --------------------------------------------------
*Philip C. Ackerman..................  Director since 1994, Senior Vice President; since 1995, Mr.
                                       Ackerman has served as President of National Fuel Gas
                                       Distribution Corporation and is also President of certain
                                       subsidiaries of National Fuel. Mr. Ackerman has been
                                       employed by National Fuel since 1968.
*Robert T. Brady.....................  Director since March, 1995; Member of Executive Committee and Compensation Committee. Mr. Brady has been the
                                       President, Chief Executive Officer and a director of Moog,
                                       Inc., a manufacturer of motion control systems and
                                       components, for more than five years. He was appointed
                                       Chairman of Moog, Inc. in February 1996.
 Anna Marie Cellino..................  Secretary since 1995. Ms. Cellino was Assistant Secretary from 1994 to 1995 and has been a Vice President of National
                                       Fuel Gas Distribution Corporation since June 1994. Prior to
                                       June 1994, she was an Assistant Vice President of National
                                       Fuel Gas Distribution Corporation. She has been employed by
                                       National Fuel or one of its affiliates since 1981.
*James V. Glynn......................  Director since December 1997; Member of the Audit Committee.
                                       Mr. Glynn has been the President of Maid of the Mist
                                       Corporation for more than five years.
*William J. Hill.....................  Prior to his retirement in October, 1995, Mr. Hill served as
                                       President of National Fuel Gas Distribution Corporation;
                                       Director since September 1995; Member of Executive Committee and Audit Committee. Mr. Hill was first employed by National
                                       Fuel or one of its affiliated companies in October, 1949.
*Bernard J. Kennedy..................  Director since 1978, President since 1987, Chief Executive
                                       Officer since 1988, and Chairman since 1989; Chairman of the
                                       Executive Committee. Mr. Kennedy joined the National Fuel in
                                       1958.
*Bernard S. Lee, Ph.D................  Director since June 1994; Member of Audit Committee. Mr. Lee has been the President of the Institute of Gas Technology, a not-for-profit research and educational institution in Des
                                       Plaines, Illinois, for more than five years.
*Eugene T. Mann......................  Director since 1993; Member of Executive Committee and
                                       Compensation Committee. Mr. Mann was the Executive Vice
                                       President of Fleet Financial Group, a financial services
                                       company where he was employed until his retirement more than five years ago.

          NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          ----------------                  --------------------------------------------------
*George L. Mazanec...................  Director since October 1996; Chairman of the Compensation
                                       Committee and Member of the Executive Committee. Mr. Mazanec
                                       has been the Advisor to the Chief Operating Officer of Duke
                                       Energy Corporation since August 1997. Mr. Mazanec was the
                                       Executive Vice President of PanEnergy Corp. and President
                                       and C.E.O. of Texas Eastern Transmission Corporation from
                                       1991 to 1993. From 1993 to 1996, he served as Vice Chairman of PanEnergy Corp., and from 1996 to August 1997, he was an
                                       Advisor to the C.E.O. of PanEnergy Corp.
 Joseph Pawlowski....................  Treasurer for more than five years. Mr. Pawlowski is also
                                       Senior Vice President and Treasurer of National Fuel Gas
                                       Distribution Corporation and Secretary and Treasurer of
                                       certain other subsidiaries of National Fuel.
*George H. Schofield.................  Director since 1990; Chairman of the Audit Committee. Mr.
                                       Schofield retired as Chairman of the Board of Zurn
                                       Industries in March 1995 and, until October, 1994, he also served as Chief Executive Officer of Zurn Industries, Inc.
 Gerald T. Wehrlin...................  Controller for more than five years. Mr. Wehrlin has also been a Senior Vice President of National Fuel Gas
                                       Distribution Corporation for more than five years. He has
                                       been employed by National Fuel or one or more of its
                                       affiliates since 1976. He has served as Controller of the
                                       Parent for more than five years.

     2. Directors and Executive Officers of the Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Parent. Unless otherwise indicated, each person identified below is a U.S. citizen employed by the Parent. The principal address of the Parent and, unless otherwise indicated below, the current business address for each individual listed below is 1201 Louisiana Street, Suite 400, Houston, Texas 77002. Directors are identified by an asterisk.

          NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          ----------------                  --------------------------------------------------
*Philip C. Ackerman..................  Director since 1994. Mr. Ackerman serves as Director and
                                       Senior Vice President of National Fuel and has served as
                                       President of National Fuel Gas Distribution Corporation and
                                       is the President of certain subsidiaries of the Parent. He has been employed by National Fuel or one or more of its
                                       affiliates since 1968. Mr. Ackerman's business address is 10
                                       Lafayette Square, Buffalo, New York 14203.
*James A. Beck.......................  Director since February 1997; President since October 1996.
                                       Prior to becoming President of the Parent, Mr. Beck served as the Executive Vice President from May 1995 to September
                                       1996, and as Vice President from January 1994 to April 1995.
                                       Mr. Beck has been employed by the Parent since 1989.
 Don A. Brown........................  Vice President since May 1995. Mr. Brown has been employed by the Parent since 1991.
*Bernard J. Kennedy..................  Chairman of the Board since February 1997. Mr. Kennedy also serves as Director, President, Chief Executive Officer,
                                       Chairman; and Chairman of the Executive Committee of
                                       National Fuel. Mr. Kennedy's business address is 10
                                       Lafayette Square, Buffalo, New York 14203.
 Calvin H. Friedrich.................  Treasurer since May 1995. Mr. Friedrich has been employed by the Parent since 1981.

          NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          ----------------                  --------------------------------------------------
 Gil E. Klefstad.....................  Vice President since June 1997. Mr. Klefstad has been employed by the Parent since 1995. Before that, Mr. Klefstad served as General Manager of Transco Exploration from 1984 to 1995.
 John F. McKnight....................  Vice President since May 1995. Mr. McKnight has been employed by the Parent since 1991.
 William M. Petmecky.................  Senior Vice President and Secretary since 1995. Mr. Petmecky has been employed by the Parent since 1979. He is also
                                       Secretary and Treasurer of National Fuel Resources, Inc.
*David F. Smith......................  Director since November 1990. Mr. Smith has been the Senior
                                       Vice President and Secretary of National Fuel Gas
                                       Distribution Corporation for more than five years. He has
                                       been employed by National Fuel or one or more of its
                                       affiliates since 1978.
 Emmett E. Wassell...................  Vice President since 1995. Mr. Wassell has been with the
                                       Parent since 1987.
 Gerald T. Wehrlin...................  Controller for over five years. Mr. Wehrlin has also served as the Controller of National Fuel and as Senior Vice
                                       President of National Fuel Gas Distribution Corporation for
                                       more than five years. He has been employed by National Fuel or one or more of its affiliated companies since 1976.

     3. Directors and Executive Officers of the Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and officer of the Purchaser. Unless otherwise indicated, each person identified below is a U.S. citizen employed by the Purchaser. The principal address of the Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 1201 Louisiana Street, Suite 400, Houston, Texas 77002. Directors are identified by an asterisk.

          NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          ----------------                  --------------------------------------------------
 Calvin H. Friedrich.................  Vice President and Treasurer since the incorporation and organization of the Purchaser in 1998.
*John McKnight.......................  Director since the incorporation and organization of the
                                       Purchaser in 1998; Vice President and Secretary since the
                                       incorporation and organization of the Purchaser in 1998.
 William M. Petmecky.................  President since the incorporation and organization of the
                                       Purchaser in 1998.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                     CHASEMELLON SHAREHOLDER SERVICES, LLC

           By Mail:                 Facsimile Transmission:                By Hand:
   Reorganization Department            (201) 329-8936             Reorganization Department
     Post Office Box 3301                                          120 Broadway, 13th Floor
  South Hackensack, NJ 07606                                          New York, NY 10271

                           Confirmation of Receipt of
                            Facsimile by Telephone:

                                 (201) 296-4860

                             By Overnight Courier:

                           Reorganization Department
                     85 Challenger Road, Mail Drop -- Reorg
                           Ridgefield Park, NJ 07660

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                     CHASEMELLON SHAREHOLDER SERVICES, LLC
                        450 West 33rd Street, 14th Floor
                            New York, New York 10001

                 BANKS AND BROKERS CALL COLLECT: (212) 273-8070
                   ALL OTHERS CALL TOLL-FREE: (800) 684-8823

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